Exhibit 99.1

PRESS RELEASE

Agile Software Corporation 6273 San Ignacio Avenue San Jose, CA 95119 Voice: (408) 284-4000 Fax: (408) 284-4002

Media Contact Terri Pruett Agile Software Corporation Terri.Pruett@agile.com (408) 284-4048

Agile Reports Second Quarter Fiscal 2005 Results

License revenues up 36% over prior year; Bottom line continues to improve

San Jose, CA—November 17, 2004—Agile Software Corporation (NASDAQ: AGIL), a leading provider of product lifecycle management (PLM) solutions, today announced results for the second quarter of fiscal 2005, which ended October 31, 2004. Total revenues for the quarter were $28.2 million, compared to $24.7 million for the second quarter of fiscal 2004. License revenues for the second quarter of fiscal 2005 were $11.2 million, compared to $8.2 million for the second quarter of fiscal 2004.

Net loss for the second quarter of fiscal 2005, on a generally accepted accounting principles (GAAP) basis, was $92,000, or ($0.00) per share, compared to $15.7 million, or ($0.31) per share for the second quarter of fiscal 2004.

Non-GAAP net income for the second quarter of fiscal 2005 (which excludes amortization of intangibles and stock compensation) was $672,000 or $0.01 per share. Non- GAAP net loss for the second quarter of fiscal 2004 (which excludes restructuring and other charges, stock compensation, amortization of intangibles, acquisition-related compensation and acquired in-process research and development) was $1.5 million, or ($0.03) per share. Reconciliation between our net loss/income on a GAAP and non-GAAP basis is provided in a table immediately following the non-GAAP Condensed Consolidated Statements of Operations below.

Management Commentary

“We are continuing to see strong indications that PLM has become a strategic imperative. We have accepted orders for a number of broad-based PLM initiatives from customers across a range of industries. There is little doubt in our minds that executives are paying much more attention to ‘how products happen’ in their companies,” said Bryan Stolle, Agile CEO. “At the same time, the overall environment for enterprise software remains difficult. Despite the increased demand, pricing remains tough as buyers that have become accustomed to significant software and consulting discounts try to balance their desire to rapidly drive PLM deployments with low risk partners like Agile against their desire for the deepest discount. We are pleased that in this environment, we were able to double our quarter-over-quarter profits (on a non-GAAP basis), despite continued G&A expenditures that were made in order to comply with the Sarbanes-Oxley Act.”

“We are very pleased with our continued operational improvement that has resulted in sequential and year-over-year revenue and margin increases,” said Jay Fulcher, Agile president & COO. “We see broader adoption of both our new and existing products by customers across several of the key vertical markets we serve including electronics and high technology, life sciences, consumer packaged goods and industrial products.”

Customer Wins and Expansions

During the quarter, the Company added 18 new customers. Organizations that purchased new or additional licenses of Agile’s PLM solutions include: Albertson’s, Inc., BAE, Bayer, Braun, Brocade, Coherent, Ditech, Ethicon, Ferag, Fujitsu, Funai, GN Netcom, Handtmann, Harris, Intier, Johnson and Johnson, Juniper, McAfee, Medtronic, Micron, Netgear, Philips, Playtex, Powerwave, Qualcomm, Proxim, RheinMetall, Siemens, Sharp, Shure, Sverdrup, Tellabs, Texas Instruments, Thermo Electron, Thyssen Krupp, Tyco Healthcare, Varian, Veritas Software and WhereNet.

Awards

Agile received several notable awards last quarter including:

•	Agile was named to Software Magazine’s 22nd Annual Software 500, a list of the world’s foremost software and services providers. The Software 500 is a revenue-based ranking of the world’s largest software and services suppliers targeting enterprise IT organizations.

•	The Educational Society for Resource Management (APICS) recognized Agile and Lucent Technologies for Technology Partnership excellence. The APICS Technology Partnership Award recognizes a collaborative effort between a technical provider and a corporate customer, where the combined efforts increase a company’s success.

•	Agile received Frost & Sullivan’s 2004 Market Leadership Award. Frost & Sullivan’s research shows that Agile holds the highest share of PLM software sales in the U.S. life sciences industry.

Conference Call Details

Agile will discuss its second quarter results and management’s forward looking guidance on a conference call today beginning at 2:00pm Pacific Time. A Web cast of the conference will be available on Agile’s Web site at www.agile.com under the ‘Investor Relations’ section. You may access replays of the Web cast for ninety days after the call at http://www.agile.com/investors. Financial and statistical information to be discussed in the call will be available on the company’s Web site immediately prior to commencement of the call. Additional investor information can be accessed at www.agile.com or by calling Agile’s Investor Relations at (408) 284-4011.

About Agile Software Corporation

Agile Software Corporation (NASDAQ: AGIL) helps companies drive profits, accelerate innovation, reduce costs, and ensure regulatory compliance throughout the product lifecycle. With a broad suite of enterprise class PLM solutions, time-to-value focused implementations, and a unique Guaranteed Business ResultsSM program, Agile helps companies get the most from their products. Alcatel, Boeing, Dell Inc., Flextronics International, GE Medical, Haemonetics, Hitachi, Johnson and Johnson, Leapfrog, Lockheed Martin, Magna Steyr, Siemens, QUALCOMM and ZF are among the approximately 1,200 customers in the automotive, aerospace and defense, consumer products, electronics and high technology, industrial products, and life sciences industries that have realized high impact results through their use of Agile solutions. For more information, call 408-284-4000 or visit www.agile.com.

NOTE: Agile and Agile Software are registered trademarks and Agile Product Collaboration, Agile Product Cost Management, Agile Product Service & Improvement, Agile Product Portfolio Management, Agile Engineering Collaboration, Agile Product Governance and Compliance and the Agile logo are trademarks of Agile Software Corporation in the U.S. and/or other countries. Guaranteed Business Results is a service mark of Agile Software Corporation. All other brand or product names are trademarks and registered trademarks of their respective holders.

Agile Software Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003
Revenues:
License	$11,206	$8,243	$21,520	$15,627
Service	17,011	16,425	33,178	27,304

Total revenues	28,217	24,668	54,698	42,931

Cost of revenues:
License	1,164	976	2,241	1,786
Service	7,960	7,794	15,439	12,553
Stock compensation	53	52	143	52
Acquisition-related compensation	—	256	—	256
Amortization of intangible assets	177	160	355	160

Total cost of revenues	9,354	9,238	18,178	14,807

Gross profit	18,863	15,430	36,520	28,124

Operating expenses:
Sales and marketing:
Other sales and marketing	11,037	9,563	21,214	17,671
Stock compensation	85	2,133	244	2,673
Research and development:
Other research and development	5,507	5,892	10,822	11,176
Stock compensation	8	56	23	112
General and administrative:
Other general and administrative	2,693	2,501	5,354	4,261
Stock compensation	51	457	123	491
Acquisition-related compensation	—	562	—	562
Amortization of intangible assets	390	756	1,046	756
Acquired in-process research and development	—	500	—	500
Restructuring and other charges	—	9,201	2,132	9,201

Total operating expenses	19,771	31,621	40,958	47,403

Loss from operations	(908)	(16,191)	(4,438)	(19,279)

Interest and other income, net	1,078	763	1,878	1,593

Income (loss) before income taxes	170	(15,428)	(2,560)	(17,686)
Provision for income taxes	262	243	535	660

Net loss	$(92)	$(15,671)	$(3,095)	$(18,346)

Net loss per share:
Basic and diluted	$(0.00)	$(0.31)	$(0.06)	$(0.37)

Weighted average shares (basic and diluted)	52,677	51,248	52,560	50,197

Agile Software Corporation

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

See adjustments listed in table below which reconcile non-GAAP financial measure of net loss to GAAP financial measure of net loss

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2004	2003	2004	2003
Revenues:
License	$11,206	$8,243	$21,520	$15,627
Service	17,011	16,425	33,178	27,304

Total revenues	28,217	24,668	54,698	42,931

Cost of revenues:
License	1,164	976	2,241	1,786
Service	7,960	7,794	15,439	12,553

Total cost of revenues	9,124	8,770	17,680	14,339

Gross profit	19,093	15,898	37,018	28,592

Operating expenses:
Sales and marketing	11,037	9,563	21,214	17,671
Research and development	5,507	5,892	10,822	11,176
General and administrative	2,693	2,501	5,354	4,261

Total operating expenses	19,237	17,956	37,390	33,108

Loss from operations	(144)	(2,058)	(372)	(4,516)

Interest and other income, net	1,078	763	1,878	1,593

Income (loss) before income taxes	934	(1,295)	1,506	(2,923)
Provision for income taxes	262	243	535	660

Net income (loss)	$672	$(1,538)	$971	$(3,583)

Net income (loss) per share:
Basic and diluted	$0.01	$(0.03)	$0.02	$(0.07)

Weighted average shares outstanding
Basic	52,677	51,248	52,560	50,197

Diluted	54,300	51,248	54,219	50,197

The above non-GAAP Statements of Operations have been adjusted to eliminate the following:
Stock compensation	$197	$2,698	$533	$3,328
Acquisition-related compensation	—	818	—	818
Amortization of intangible assets	567	916	1,401	916
Acquired in-process research and development	—	500	—	500
Restructuring and other charges	—	9,201	2,132	9,201

	$764	$14,133	$4,066	$14,763

Agile Software Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 31, 2004	April 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$139,103	$113,069
Short-term investments	52,710	56,763
Accounts receivable, net	20,708	19,998
Other current assets	5,871	5,356

Total current assets	218,392	195,186

Long-term investments	43,992	68,389
Property and equipment, net	8,807	8,696
Goodwill	35,485	34,724
Intangible assets, net	4,055	5,456
Other assets	1,337	2,186

Total assets	$312,068	$314,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other liabilities	$28,130	$25,281
Deferred revenue	17,382	20,104

Total current liabilities	45,512	45,385

Other non-current liabilities	6,080	7,758

Total liabilities	51,592	53,143

Total stockholders’ equity	260,476	261,494

Total liabilities and stockholders’ equity	$312,068	$314,637